Exhibit 1.11

AMENDED AND RESTATED AGREEMENT AS TO LIENS AND ENCUMBRANCES

THIS AMENDED AND RESTATED AGREEMENT AS TO LIENS AND ENCUMBRANCES (this “Agreement”) is made effective as June 30, 2026, by and among TWIN DISC, INCORPORATED, a Wisconsin corporation (the “Company”), each lender from time to time party to the Credit Agreement hereinafter defined (collectively, the “Lenders” and individually, a “Lender”), and BANK OF MONTREAL, a Canadian chartered bank acting through its Chicago branch, as administrative agent for the Lenders from time to time parties to the Credit Agreement (hereinafter defined) (the “Administrative Agent”).

RECITALS

The Company and Administrative Agreement are parties that certain Agreement as to Liens and Encumbrances dated as of April 22, 2016 (the “2016 Liens Agreement”), which was assigned and amended pursuant to that certain Assignment and Amendment to Agreement as to Liens and Encumbrances dated as of July 29, 2018, and which was further assigned and amended pursuant to that certain Assignment of and Amendment to Agreement as to Liens and Encumbrances dated as of February 14, 2025 (collectively, the “Existing Liens Agreement”), pursuant to which the Administrative Agent is the successor thereunder.

Contemporaneously herewith, the Company, the Administrative Agent, the lenders from time to time party thereto and the loan parties from time to time party thereto have entered into that certain Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), which amends and restates in its entirety that certain Credit Agreement dated as of February 14, 2025, by and among the Company, Kobelt Manufacturing Co. Ltd., Twin Disc Canada Holdings Ltd. and the Administrative Agent, in its capacity as lender (the “Existing Credit Agreement”).

As a condition to the extension of credit and other financial accommodations under the Credit Agreement, the Administrative Agent has required that the Company enter into this Agreement for the benefit of the Secured Parties in order to confirm and set forth the Permitted Liens and other encumbrances affecting the Real Estate pursuant to the that certain Amended and Restated Negative Pledge Agreement, by and between the Company and the Administrative Agent, dated as the date hereof (the “Negative Pledge”).

The parties desire to amend and restate the Existing Liens Agreement, such that the Existing Liens Agreement is replaced in its entirety by, and pursuant to the terms and conditions set forth in, this Agreement.

NOW, THEREFORE, in consideration of the extension of credit to the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees:

AGREEMENT

1.    Definitions. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement and Negative Pledge.

2.    Exhibit B to the Negative Pledge. Section 2 of the Negative Pledge requires, among other things, the Company to keep the Real Estate free and clear from any pledge, mortgage, security interest, hypothecation, lien, charge, encumbrance, conditional sale agreements, rights or claims of third parties, other burdens and any security interest therein, other than Permitted Liens and all liens and encumbrances currently existing on the Real Estate listed in the attached Exhibit B (the “Existing Liens and Encumbrances”). In order to avoid clouding title and reinstating easements, restrictions or other matters of record that may have expired by the statute of limitations, the parties have agreed to a separate agreement solely for the purpose of agreeing to the Permitted Liens on the Real Estate, as fully set forth on Exhibit B. Any reference in Exhibit B that refers to an encumbrance affecting a particular parcel shall be the parcels set forth on Exhibit A, which is attached to the Negative Pledge.

3.    Certain Representations and Warranties. The Company represents and warrants to the Administrative Agent that the Company is the legal and beneficial owner of the Real Estate, free and clear of all liens and encumbrances, except only for Permitted Liens and Existing Liens and Encumbrances.

4.    Recording of Agreement. The parties agree that this Agreement shall not be recorded.

5.   Term. When all of the Obligations have been irrevocably and fully paid and fully discharged and all Commitments under the Credit Agreement have terminated, this Agreement shall terminate. Notwithstanding the foregoing, this Agreement shall apply to all extensions, renewals, refinancings or modifications, if any, of the Loans. The Administrative Agent agrees to record, no later than thirty (30) days after the termination of this Agreement, a satisfaction of this Agreement (in form and substance acceptable to Company) with the Racine County Register of Deeds. If Administrative Agent fails to satisfy the requirement in the immediately preceding sentence, Administrative Agent shall be liable to the Company for such amounts available to a landowner under Wisconsin Statutes §708.15(5)(b).

6.    Miscellaneous. This Agreement may only be amended by a writing executed by both the Company and the Administrative Agent. This Agreement shall inure to the benefit of the Administrative Agent and be binding upon the Company and its successors and assigns. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which when taken together shall be deemed to constitute one and the same agreement. The Recitals to this Agreement are true, correct and incorporated herein by reference.

(Signature page follows.)

Dated as of June 30, 2026.

TWIN DISC, INCORPORATED

By:
Name: Jeffrey S. Knutson
Title: Vice President – Finance, Chief Financial Officer, Treasurer and Secretary

Accepted and Agreed to:

BANK OF MONTREAL, as Lender and L/C Issuer

By:

Name:

Title:

BANK OF MONTREAL, as Administrative Agent

By:

Name:

Title:

EXHIBIT B

Existing Liens and Encumbrances